Exhibit 10.36

EQUIPMENT LEASE AGREEMENT

LESSOR: RMH OVERHEAD, LLC, a Nevada limited liability company (“Lessor”), located at 1290 Holcomb Avenue, Reno, Nevada 89502.

LESSEE: DESERT HAWK GOLD CORP., a Nevada corporation (“Lessee”), located at 1290 Holcomb Avenue, Reno, Nevada 89502.

IN CONSIDERATION of the mutual covenants contained herein, the parties agree as follows:

1. LEASE. Lessor leases to Lessee and Lessee leases from Lessor the personal property described in the Equipment Schedule in the form of Exhibit A, subject to the terms and conditions of this Equipment Lease Agreement (the “Lease Agreement”). The “Equipment” (as defined in the Equipment Schedule) is being leased for commercial or business purposes only, and not for personal, home, or family purposes. The parties agree that the Lease is a “finance lease” under the Uniform Commercial Code (during the term of the Lease Agreement and referred to hereafter as the “UCC”).

2. EQUIPMENT SCHEDULES. “Equipment Schedule” means an Equipment Schedule in the form of Exhibit A, incorporating, by reference, the terms and provisions of this Lease Agreement. The Lease Agreement and the Equipment Schedule shall constitute a complete lease (a “Lease”). Capitalized terms used, but not defined, in this Lease Agreement have the meanings given to such terms in the Equipment Schedule.

3. TERM AND RENTAL.

a. ACCEPTANCE. The Lease shall commence with respect to Equipment described on the Equipment Schedule on the date of execution of the Lease Agreement by the parties.

b. TERM AND PAYMENT OF RENT. The “Lease Term” for the Equipment shall be for twenty four (24) months and shall commence on the date of execution of the Lease Agreement by the parties (the “Commencement Date”). Lessee agrees to pay to Lessor the “Rental Payments” for the Lease Term, in the amounts $9,212.46 per completed month with any partial month to be calculated on a pro rata basis based on a thirty (30) day month. Lessee shall pay the Rental Payments on the 20th day of each month during the Lease Term, the first of which shall be due on the 20th of the month following the Commencement Date. Rental Payments shall be due whether or not Lessee has received any notice that such payments are due. On the Commencement Date, Lessee shall pay to Lessor $5,000 to be applied to either (i) the purchase option price or (ii) the final Rental Payment.

c. LEASE TERMINATION. Lessee may terminate the Lease at the expiration of the Lease Term or any renewal term (the “Lease Termination”) by submitting written notice to Lessor at least thirty (30) days prior to the expiration of the Lease Term or any renewal term (the “Advance Notice Period”). If written notice is not submitted by Lessee to Lessor during the Advance Notice Period then the Lease Term or any renewal term will be automatically extended for an additional month. The Lease will continue to automatically extend until Lessee submits to Lessor written notice of its intent to terminate the Lease. If the Lease is terminated by the Lessee prior to a date fifteen (15) months from the date the Commencement Date, Lessee shall pay to Lessor any unpaid amounts owed under the Lease and $5,000 (the “Prepayment Penalty”). The Lease may also be terminated upon mutual consent of the parties. The Lease may only be terminated as expressly provided in this Section. Lessee agrees to continue paying rent for the Equipment in the amount of the Rental Payment until the later of (i) the expiration of the Lease Term, any renewal term and any Automatic Extension Period and (ii) either (A) the purchase option price is paid pursuant to Section 5(a), or (B) a mutually agreed renewal of the Lease takes effect pursuant to Section 5(b), or (C) the Equipment is returned in the manner and condition prescribed in Section 5(c).

4. LATE FEE. Lessee shall pay a late charge on any rent payments or other sums due hereunder which are past due, in the amount of five percent (5%) of the Rental Payment owed for each complete month or partial month, payable on demand.

5. LEASE TERMINATION OPTIONS. Upon Lease Termination, Lessee shall have the option to purchase the Equipment, renew the term of the Lease, or return the Equipment to Lessor, as set forth below (the “Lease Termination Options”). Lessee shall provide written notice to Lessor of the Lease Termination Option it intends to elect pursuant to the notice provisions provided in Section 3(c) herein.

a. PURCHASE OPTION. If Lessee exercises the option to purchase, then, provided no Event of Default has occurred and is then continuing, Lessee shall purchase the Equipment from Lessor in accordance with the Amortization Schedule in the form of Exhibit B. At the completion of the Lease Term or any renewal term, the purchase option price shall be $1.00. The purchase option price shall be paid not later than the last day of the Lease Term.

b. RENEWAL. If Lessee exercises the option to renew this Lease, such renewal shall be upon the terms and conditions of this Lease Agreement, for a rental period and rental amount to be agreed upon by Lessee and Lessor.

c. RETURN. If the written termination specifies return of the Equipment, Lessee at its own risk and expense (i) will immediately return the Equipment to Lessor in the same condition as when delivered, ordinary wear and tear excepted, at such location as Lessor shall designate; and (ii) will, on request from Lessor, obtain from the Equipment supplier (or other maintenance service supplier approved by Lessor) a certificate stating that the Equipment qualifies for continued maintenance service at the standard rates and terms then in effect.

6. USE; MAINTENANCE. (i) Lessee, at its expense, shall make all necessary site preparations and cause the Equipment to be operated in accordance with any applicable operating manuals and manufacturer’s instructions. Notwithstanding any transfer or assignment by Lessor and provided Lessee is not in default hereunder, Lessee shall have the right to quietly possess and use the Equipment as provided herein without interference by Lessor, its assigns or any other third party claiming through or under Lessor. (ii) Lessee shall effect and bear the expense of all necessary repair, maintenance, operation and replacements required to be made to maintain the Equipment in good condition, reasonable wear and tear excepted, and to comply with all domestic and international laws to which the use and operation of the Equipment may be or become subject. All replacement Equipment and parts furnished in connection with such maintenance or repair shall immediately become the property of Lessor and part of the Equipment for all purposes hereof. All such maintenance, repair and replacement services shall be immediately paid for and discharged by Lessee with the result that no lien under any applicable laws will attach to the Equipment as a result of the performance of such services or the provision of any such material.

7. INSURANCE. Lessee shall obtain and maintain for the Lease Term (and any renewal term or extension), at its own expense, (i) “all risk” insurance against loss or damage to the Equipment, (ii) commercial general liability insurance (including contractual liability, products liability and completed operations coverage) reasonably satisfactory to Lessor, and (iii) such other insurance against such other risks of loss and with such terms, as shall in each case be reasonably satisfactory to or reasonably required by Lessor (as to carriers, amounts and otherwise). The amount of the “all risk” insurance shall be greater than or equal to the Stipulated Loss Value (as defined in Section 8 below) of all Equipment outstanding under the Equipment Schedule, and must otherwise be reasonably satisfactory to Lessor as of each anniversary date of this Lease. Any increase in the amount of such insurance coverage, other than “all risk”, reasonably requested by Lessor shall be put into effect on the next succeeding renewal date of such insurance. Each “all risk’ policy shall: (i) name Lessor as sole loss payee with respect to the Equipment, (ii) provide for each insurer’s waiver of its right of subrogation against Lessor and Lessee, and (iii) provide that such insurance shall not be invalidated by any action of, or breach of warranty by, Lessee of a provision of any of its insurance policies, and shall waive set-off, counterclaim or offset against Lessor. Each liability policy shall name Lessor as an additional insured and provide that such insurance shall have cross-liability and severability of interest endorsements (which shall not increase the aggregate policy limits of Lessee’s insurance). All insurance policies shall provide that Lessee’s insurance shall be primary without a right of contribution of Lessor’s insurance, if any, or any obligation on the part of Lessor to pay premiums of Lessee, and shall contain a clause requiring the insurer to give Lessor at least thirty (30) days’ prior written notice of its cancellation (other than cancellation for non-payment for which ten (10) days’ notice shall be sufficient. Lessee shall on or prior to the date of the Commencement Date and prior to each policy renewal, furnish to Lessor certificates of insurance or other evidence satisfactory to Lessor that such insurance coverage is in effect. Lessee further agrees to give Lessor prompt notice of any damage to, or loss of, the Equipment, or any part thereof.

8. LOSS OR DAMAGE. Lessee assumes and shall bear the entire risk of loss, theft, destruction, or damage of or to any part of the Equipment (“loss or damage”) from any cause whatsoever, whether or not covered by insurance, and no such loss shall release Lessee of its obligation under this agreement in the event of loss or damage. Lessee, at the sole option of Lessor, shall (i) at lessee’s expense, repair the Equipment to the satisfaction of Lessor, or (ii) at Lessee’s expense, and to the satisfaction of Lessor, replace the Equipment with similar or like equipment in good condition and repair and of comparable value, with clear title thereto in Lessor; or (iii) make payment to Lessor the total of the amounts specified as follows: (A) All rental payments past due or currently owed to lessor under this lease, including unpaid taxes; and (B) All future rental payments that, would accrue over the remaining term of this lease. On Lessor’s receipt of the payment specified by subsections (i) and (ii) above, Lessee shall be entitled to whatever interest Lessor may have in such Equipment, as is, where is, without warranty express or implied. The parties agree that the sum of the amount required by subsections (i) and (ii) will equal the total amount payable to Lessor in the event of “loss or damage.”

9. TITLE, INSPECTION AND LOCATION.

a. TITLE. Lessor and Lessee confirm their intent that title to the Equipment shall remain in Lessor (or its successors and assigns) exclusively. If requested by Lessor, Lessee will affix plates or markings on the Equipment and on any operating manuals and manufacturer’s instructions indicating the interests of Lessor and its assigns therein, and Lessee will not allow any other indicia of ownership or other interest in the Equipment to be placed on the Equipment. Lessee shall not sell, assign, grant a security interest in, sublet, pledge, hypothecate or otherwise encumber or suffer a lien upon or against this Lease or the Equipment.

b. INSPECTION. Lessor (through any of its officers, employees or agents) shall have the right to inspect the Equipment during regular business hours, with reasonable notice, and in compliance with Lessee’s reasonable security procedures; provided, that such inspections will be conducted no more often than every six (6) months unless an Event of Default, or event which, with notice or lapse of time or both, would become an Event of Default, has occurred and is continuing.

c. LOCATION. In the case of Equipment other than mobile Equipment, Lessee may move such Equipment from the installation address shown on the Equipment Schedule (or any other location for which Lessee has complied with this provision) only if (i) the new location is within the continental United States, and (ii) Lessee gives at lost thirty (30) days’ prior written notice of the relocation and provides UCC-1 financing statements, landlord waivers or such other documentation as Lessor reasonably requests to protect its interest in the Equipment. Lessee shall keep copies of all operating manuals and manufacturer’s instructions with respect to the Equipment in good condition at the locations specified in Section 9(c).

10. LESSEE’S REPRESENTATIONS, WARRANTIES AND WAIVERS.

a. LESSEE REPRESENTATIONS AND WARRANTIES. Upon execution of the Lease Agreement, Lessee warrants and represents the following: (i) Lessee is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Lessee has full power and authority and all necessary licenses and permits to carry on its business as presently conducted, to own or hold under lease its properties and to enter into this Lease Agreement and to perform its obligations thereunder; and Lessee is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of its properties or the nature of its business or the performance of its obligations under this Lease Agreement, requires such qualification, except for such jurisdictions in which failure to qualify would not have a material adverse effect on Lessee. (ii) The execution and delivery by Lessee of this Lease Agreement and the performance by Lessee of its obligations thereunder have been duly authorized by all necessary corporate action on the part of Lessee; and do not and will not contravene the provisions of, or constitute a default (either with or without notice or lapse of time, or both) under, or result in the creation of any lien upon, the Equipment or any property of Lessee under any indenture, mortgage, contract or other instrument to which Lessee is a party or by which Lessee or its properties is bound. (iii) No consent or approval of, giving of notice to, registration with, or taking of any other action by, any state, federal, foreign or other governmental commission, agency or regulatory authority or any other person or entity is required for the consummation or performance by Lessee of the transactions contemplated under this Lease Agreement. (iv) This Lease Agreement, when executed by Lessee, constitute legal, valid and binding agreements of Lessee enforceable against Lessee in accordance with their terms, except as limited by any bankruptcy, insolvency, reorganization, or other similar laws of general application affecting the enforcement of creditor or Lessor rights. (v) There are no actions, suits or proceedings pending or threatened against or affecting Lessee or any property of Lessee in any court, before any arbitrator of any kind or before or by any federal state, municipal or other government department, commission, board, bureau, agency or instrumentality (collectively, “Governmental Body”), which, if adversely determined, would materially adversely affect the business, financial condition, assets, or operations of Lessee, or adversely affect the ability of Lessee to perform its obligations under this Lease Agreement; and Lessee is not in default with respect to any order of any court, arbitrator or Governmental Body or with respect to any material loan agreement, debt instrument or contract with a supplier or customer of Lessee, except as disclosed in writing to Lessor.

b. LESSOR REPRESENTATIONS AND WARRANTIES. Upon execution of the Lease Agreement, Lessor warrants and represents the following: (i) Lessor owns title to all the Equipment free and clear of any liens. (ii) Lessor is an entity duty organized, validly existing and in good standing under the laws of its state of formation. Lessee has full power to lease the Equipment and to enter into this Lease Agreement and to perform its obligations thereunder, and Lessee is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the character of its properties or the nature of its business or the performance of its obligations under this Lease Agreement, requires such qualification, except for such jurisdictions in which failure to qualify would not have a material adverse effect on Lessor. (ii) The execution and delivery by Lessor of this Lease Agreement and the performance by Lessor of its obligations thereunder have been duly authorized by all necessary corporate action on the part of Lessor, and do not and will not contravene the provisions of, or constitute a default (either with or without notice or lapse of time, or both) under, or result in the creation of any lien upon, the Equipment or any property of Lessor under any indenture, mortgage, contract or other instrument to which Lessor is a party or by which Lessor or its properties is bound. (iii) No consent or approval of, giving of notice to, registration with, or taking of any other action by, any state, federal, foreign or other governmental commission, agency or regulatory authority or any other person or entity is required for the consummation or performance by Lessor of the transactions contemplated under this Lease Agreement. (iv) This Lease Agreement, when executed by Lessor, constitute legal, valid and binding agreements of Lessor enforceable against Lessor in accordance with their terms, except as limited by any bankruptcy, insolvency, reorganization, or other similar laws of general application affecting the enforcement of creditor or Lessee rights.

11. ASSIGNMENT BY LESSOR. LESSEE ACKNOWLEDGES THAT LESSOR MAY SELL, ASSIGN, GRANT A SECURITY INTEREST IN, OR OTHERWISE TRANSFER ALL OR ANY PART OF ITS RIGHTS, TITLE AND INTEREST IN THIS LEASE AND THE EQUIPMENT WITHOUT NOTICE TO OR CONSENT OF LESSEE. Upon Lessor’s written notice to Lessee that this Lease, or the right to the Rental Payments hereunder, have been assigned, Lessee shall, if requested, pay directly to Lessor’s assignee without abatement, deduction or set-off all amounts which become due hereunder. Lessee acknowledges that any assignment or transfer by Lessor does not materially change Lessee’s duties or obligations under this Lease nor materially increase the burdens or risks imposed on Lessee.

12. ASSIGNMENT BY LESSEE. LESSEE MAY NOT, WITHOUT LESSOR’S PRIOR WRITTEN CONSENT, (I) ASSIGN THIS LEASE, WHETHER BY OPERATION OF LAW OR OTHERWISE, OR SUBLEASE THE EQUIPMENT OR ANY PART THEREOF OR (II) ASSIGN, GRANT A SECURITY INTEREST IN, OR OTHERWISE TRANSFER ALL OR ANY PART OF ITS RIGHTS, TITLE AND INTEREST IN AND TO THIS LEASE OR THE EQUIPMENT. In the event Lessee makes an assignment, sublease or other transfer (to which Lessor has consented), Lessee shall not thereby be relieved of its duties and obligations hereunder, for which it shall remain fully responsible and liable (independent of its assignee).

13. TAXES. (i) Lessee shall comply with all applicable federal, state, local, foreign and international laws, regulations and orders relating to this Lease. Lessee assumes liability for, and shall pay when due, and on a net after-tax basis shall indemnify and defend Lessor against, all federal, state, local, foreign and international fees, taxes and government charges (including, without limitation, interest and penalties) of any nature imposed upon or in any way relating to Lessor, Lessee, any item of Equipment or this Lease, except federal, state and local taxes on or measured by Lessor’s net income (other than any such tax which is in substitution for or relieves Lessee from the payment of taxes it would otherwise be obligated to pay to or reimburse Lessor for as herein provided). Lessee shall at its expense file when due with the appropriate authorities any and all tax and similar returns and reports required to be filed with respect thereto or, if requested by Lessor, notify Lessor of all such requirements and furnish Lessor with all information required for Lessor to effect such filings, which filings shall also be at Lessee’s expense. Any fees, taxes or other charges paid by Lessor upon failure of Lessee to make such payments shall at Lessor’s option become immediately due from Lessee to Lessor. (ii) This Lease has been entered into on the assumption that Lessor shall be entitled to all deductions, credits, and other tax benefits as are provided in the Internal Revenue Code of 1986, including amendments as may occur (the “Code”), to an owner of property including, without limitation, depreciation deductions and interest deductions with respect to any debts incurred to finance the purchase of the Equipment. If, as a result of any acts, omissions or misrepresentations by Lessee or as a result of any changes in the Code, the regulations issued thereunder or the administrative or judicial interpretations, Lessor’s projected after-tax economic return resulting from ownership and lease of the Equipment is reduced, then Lessee’s Rental Payments shall be increased in an amount (based on Lessor’s reasonable calculations) sufficient to provide the same net after-tax economic return as if such acts or omissions or changes had not occurred. In the event the Equipment is sold by Lessor to another party, the net after-tax economic returns considered shall be those of such other party.

14. WARRANTIES. Lessee acknowledges that Lessor acquired the goods or the right to possession and use of the goods in connection with the Lease. Lessor acknowledges that it has provided Lessee with a copy of the contract by which Lessor acquired the Equipment or the right to possession and use of the Equipment before signing the Lease.

15. EVENTS OF DEFAULT. An Event of Default shall occur if Lessee (i) fails to pay any Rental Payment or other payment required under the Lease when due and such failure continues for a period of sixty (60) days after written notice from Lessor; or (ii) fails to perform or observe any other covenant, condition or agreement to be performed or observed by it or breaches any provision contained in the Lease or in any other document furnished to Lessor in connection herewith, and such failure or breach continues for a period of sixty (60) days after written notice from Lessor; or (iii) without Lessor’s consent, attempts to assign this Lease or sell, transfer, encumber, part with possession, or sublet any item of Equipment; or (iv) makes any representation or warranty herein or in any document furnished by Lessee in connection herewith, which shall have been materially false or inaccurate when made or at the time to which such representation or warranty relates; or (v) shall commit an act of bankruptcy or become insolvent or bankrupt or make an assignment for the benefit of creditors or consent to the appointment of a Trustee or Receiver or either shall be appointed for Lessee or for a substantial part of its property without its consent, or bankruptcy reorganization, or insolvency proceedings shall be instituted by or against Lessee, and, if instituted against Lessee, shall not be vacated or dismissed within sixty (60) days. Any Event of Default shall be deemed material and a substantial impairment of Lessor’s interests for the purposes of this Lease, the UCC, and any other applicable law.

16. REMEDIES. Upon the occurrences of any Events of Default and at any time thereafter, provided such Event of Default is then continuing, Lessor may, in its discretion, do any one or more of the following: (i) cancel the Lease, upon notice to Lessee; (ii) recover any accrued and unpaid Rental Payments and other amounts which are due and owing under the Lease so canceled on the Rental Payment date immediately preceding the date on which Lessor obtains possession of the Equipment (or such earlier date as judgment is entered in favor of Lessor) (the “Determination Date”); (iii) recover any amounts due under any indemnity then determinable; (iv) require that Lessee provide the return and certification of the Equipment in accordance with Section 5(e) hereof; (v) enter the premises where such Equipment is located and take immediate possession of and remove the same, all without liability to Lessor or its agents for such entry; (vi) sell any or all of the Equipment at public or private sale, with or without notice to Lessee or advertisement, or otherwise dispose of, hold, use, operate, lease to others or keep idle such Equipment, all free and clear of any rights of Lessee and without any duty to account to Lessee for such action or inaction or for any proceeds with respect thereto; and (vii) exercise any other right or remedy which may be available to it under the UCC or other applicable law including the right to recover damages for the breach hereof. In addition, Lessee shall be liable for, and reimburse Lessor for, all reasonable legal fees and all commercially reasonable costs and expenses incurred by Lessor as a result of the foregoing defaults or the exercise of Lessor’s remedies, including without limitation recovering possession of the Equipment, selling or leasing the Equipment (including broker’s and sales representative’s fees and commissions), and placing any Equipment in the condition and obtaining the certificate required by Section 5(c) hereof. No remedy referred to in this Section is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to Lessor at law or in equity. No express or implied waiver by Lessor of any default shall constitute a waiver of any other default by Lessor, or a waiver of any of Lessor’s rights.

17. INDEMNIFICATION. Lessee assumes liability for, and shall pay when due, and shall indemnify, reimburse and hold each Indemnified Person (defined below) harmless from and against all Claims (defined below), directly or indirectly relating to or arising out of the acquisition, use, manufacture, purchase, shipment, transportation, delivery, installation, lease or sublease, ownership, operation, possession, control, storage, return or condition of any item of Equipment (regardless of whether such item of Equipment is at the time in the possession of Lessee), the falsity of any non-tax representation or warranty of Lessee or Lessee’s failure to comply with the terms of the Lease during the Lease Term. The foregoing indemnity shall cover, without limitation, (i) any Claim in connection with a design or other defect (latent or patent) in any item of Equipment, (ii) any Claim for infringement of any patent, copyright, trademark or other intellectual property right, or (iii) any Claim for negligence or strict or absolute liability in tort; provided, however, that Lessee shall not indemnify Lessor for any liability incurred by Lessor as a direct and sole result of Lessor’s gross negligence or willful misconduct. “Claim” means all liabilities, losses, damages, actions, suits, demands, claims of any kind and nature (including, without limitation, claims relating to environmental discharge, cleanup or compliance), and all costs and expenses whatsoever to the extent they may be incurred or suffered by an Indemnified Person in connection therewith (including, without limitation, reasonable attorneys’ fees and expenses), fines, penalties (and other charges of applicable governmental authorities), licensing fees relating to any item of Equipment, damage to or loss of use of property (including, without limitation, consequential or special damages to third parties or damages to Lessee’s property), or bodily injury to or death of any person (including, without limitation, any agent or employee of Lessee). “Indemnified Person” means Lessor (including without limitation, each of its partners) and each of their respective successors, assigns, agents, officers, directors, members, partners, servants, agents and employees. Such indemnities shall continue in full force and effect, notwithstanding the expiration or termination of this Lease. Lessee shall not settle or compromise any Claim against or involving Lessor without first obtaining Lessor’s written consent thereto, which consent shall not be unreasonably withheld. Lessee shall give Lessor prompt notice of any occurrence, event or condition in connection with which Lessor may be entitled to indemnification hereunder. The provisions of this SECTION 17 are in addition to, and not in limitation of, the provisions of SECTION 13(ii).

18. NOTICES. Any notice, demand, request, waiver or other communication required or permitted to be given pursuant to this Agreement must be in writing (including electronic format) and will be deemed by the parties to have been received (i) upon delivery in person (including by reputable express courier service) at the address set forth below; (ii) upon delivery by facsimile (as verified by a printout showing satisfactory transmission) at the facsimile number designated below (if sent on a business day during normal business hours where such notice is to be received and if not, on the first business day following such delivery where such notice is to be received); (iii) upon delivery by electronic mail (as verified by a printout showing satisfactory transmission) at the electronic mail address set forth below (if sent on a business day during normal business hours where such notice is to be received and if not, on the first business day following such delivery where such notice is to be received); or (iv) upon three (3) business days after mailing with the United States Postal Service if mailed from and to a location within the continental United States by registered or certified mail, return receipt requested, addressed to the address set forth below. Any party hereto may from time to time change its physical or electronic address or facsimile number for notices by giving notice of such changed address or number to the other party in accordance with this section.

If to Lessee at:	Desert Hawk Gald Corp.
1290 Holcomb Ave.
Reno, NV 89502
Attention: Howard Crosby
Facsimile No.: 775-322-6867
Email Address: corkinvest19@gmail.com

With a copy (which will not constitute notice) to:	Ronald N. Vance
The Law Office of Ronald N. Vance & Associates, P.C.
1656 Reunion Avenue
Suite 250
South Jordan, UT 84095
Facsimile No. (801) 446-8803
Email Address: ron@vancelaw.us

If to Lessor at:	RMH Overhead, LLC
1290 Holcomb Ave.
Reno, NV 89502
Attention: Marianne Havenstrite
Facsimile No.: 775-322.6867
Email Address: marianne@odcnv.com

With a copy (which will not constitute notice) to:	Rick and Marianne Havenstrite
8770 Forest Willow Drive
Reno, NV 89523
Attention: Rick or Marianne
Facsimile No.: 775-322-6867
Email Address: rickh@odcnv.com

19. FURTHER ASSURANCES. Lessee will promptly execute and deliver to Lessor such further reasonable documents and take such further reasonable action as Lessor may request in order to more effectively carry out the intent and purpose of this Lease or an assignment of Lessor’s interest herein.

20. MISCELLANEOUS. This Lease shall be binding upon and inure to the benefit of the parties hereto, their permitted successors and assigns. Any provision of the Lease which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof; and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that to the extent that the provisions of any such applicable law can be waived, they are waived by Lessee. Time is of the essence with respect to the Lease. The captions set forth herein are for convenience only and shall not define or limit any of the terms hereof. THIS LEASE SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF UTAH, WITHOUT REFERENCE TO CONFLICT OF LAWS PRINCIPLES. LESSOR AND LESSEE WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY LITIGATION ARISING FROM THIS LEASE. THIS LEASE SHALL BECOME EFFECTIVE AND BINDING ON THE PARTIES, THEIR RESPECTIVE SUCCESSORS AND PERMITTED ASSIGNS, AND SHALL BE DEEMED EXECUTED AND PERFORMED IN THE STATE OF UTAH, WHEN THE EQUIPMENT IS ACCEPTED BY LESSEE. LESSEE CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE COURTS OF UTAH FOR THE RESOLUTION OF ANY DISPUTES HEREUNDER.

21. Severability. If a court of competent jurisdiction finds any provision of this Lease Agreement to be invalid or unenforceable as to any individual, entity or circumstance, such finding shall not render that provision invalid or unenforceable as to any other individuals, entities or circumstances. If feasible, any such offending provision shall be deemed to be modified to be within the limits of enforceability or validity; however, if the offending provision cannot be so modified, it shall be stricken and all other provisions of this Lease Agreement in all other respects shall remain valid and enforceable.

22. Counterparts. This Lease Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but such counterparts shall, together, constitute one and the same instrument.

23. AMENDMENTS, MODIFICATIONS, WAIVERS. NONE OF THE PROVISIONS OF THIS LEASE MAY BE AMENDED, MODIFIED OR WAIVED EXCEPT IN A WRITING SIGNED BY LESSOR AND LESSEE.

[Signatures on following page]

IN WITNESS WHEREOF, this Lease Agreement has been executed by the parties hereto as of the day and year first above written.

LESSOR:

RMH Overhead, LLC

Date: June 20, 2016	By:	/s/ Marianne Havenstrite
Name: Marianne Havenstrite
Title: Managing Member

LESSEE:

Desert Hawk Gold Corp.

Date: June 20, 2016	By:	/s/ Howard Crosby
Name: Howard Crosby
Title: Chief Executive Officer

EXHIBIT A

Equipment Schedule

EQUIPMENT	S/N	DESCRIPTION	LOCATION	EST FMV
Komatsu PC400L-C-6L	S/N213606	Komatsu Diesel Engine 305HP with Geith Bucket	Kiewit Mine Site	$40,000
Metso 720 Screen Plant	SNNBC10015	Metso Horizontal Screen Plant	Kiewit Mine Site	$120,000
Masaba Stacking Conveyor	20131913	Masaba 36” x 95’ Radial Stacking Conveyor	Kiewit Mine Site	$30,000
Reesco Belts (4)	NC00092 NC00093 NC00094 NC00095	Reesco 36” x 60’ Field Conveyors	Kiewit Mine Site	$40,000
			Total:	$230,000

EXHIBIT B

Amortization Schedule

Compound Period	:	Monthly
Nominal Annual Rate	:	15 000%

CASH FLOW DATA

	Event	Date	Amount	Number	Period	End Date
1	Loan	06/20/2016	190,000.00	1
2	Payment	07/20/2016	9,212.46	24	Monthly	06/20/2018

AMORTIZATION SCHEDULE - Normal Amortization

	Date	Payment	Interest	Principal	Balance

Loan	06/20/2016				190,000.00
1	07/20/2016	9,212.46	2,375.00	6,837.46	183,162.54
2	08/20/2016	9,212.46	2,289.53	6,922.93	176,239.61
3	09/20/2016	9,212.46	2,203.00	7,009.46	169,230.15
4	10/20/2016	9,212.46	2,115.38	7,097.08	162,133.07
5	11/20/2016	9,212.46	2,026.66	7,185.80	154,947.27
6	12/20/2016	9,212 46	1,936.84	7,275.62	147,671.65
2016 Totals		55,274.76	12,946.41	42,328.35

7	01/20/2017	9,212.46	1,845.90	7,366.56	140,305.09
8	02/20/2017	9,212.46	1,753.81	7,458.65	132,846.44
9	03/20/2017	9,212.46	1,660.58	7,551.88	125,294.56
10	04/20/2017	9,212.46	1,566.18	7,646.28	117,648.28
11	05/20/2017	9,212.46	1,470.60	7,741.86	109,906.42
12	06/20/2017	9,212.46	1,373.83	7,838.63	102,067.79
13	07/20/2017	9,212.46	1,275.85	7,936.61	94,131.18
14	08/20/2017	9,212.46	1,176.64	8,035.82	86,095.36
15	09/20/2017	9,212.46	1,076.19	8,136.27	77,959.09
16	10/20/2017	9,212.46	974.49	8,237.97	69,721.12
17	11/20/2017	9,212.46	871.51	8,340.95	61,380.17
18	12/20/2017	9,212.46	767.25	8,445.21	52,934.96
2017 Totals		110,549.52	15,812.83	94,736.69

19	01/20/2018	9,212.46	661.69	8,550.77	44,384.19
20	02/20/2018	9,212.46	554.80	8,657.66	35,726.53
21	03/20/2018	9,212.46	446.58	8,765.88	26,960.65
22	04/20/2018	9,212.46	337.01	8,875.45	18,085.20
23	05/20/2018	9,212.46	226.07	8,986.39	9,098.81
24	06/20/2018	9,212.46	113.65	9,098.81	0.00
2018 Totals		55,274.76	2,339.80	52,934.96

Grand Totals		221,499.04	31,099.04	190,000.00

This amortization schedule is to be used for valuation purposes of the rental equipment in the event that
Lessee purchases the equipment from the Lessor prior to the termination of the lease at 24 months.